Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made on March 1st, 2019 (the “Effective Date”) by and between EYME Technologies Ltd., an Israeli Company, with offices located at 132 Menahem Begin Rd., Tel Aviv (the “Company”) and Keystone Systems Ltd., an Israeli company with offices located at 6 Prof. Israel Yavin St., Petah Tikvah (the “Consultant”).

WITNESSETH:

WHEREAS,	the Company and the Consultant desire that the Consultant will provide the Company with certain services as an independent consultant; and

WHEREAS,	the Consultant is ready, qualified, willing and able to carry out its obligations and undertakings towards the Company pursuant hereto; and

WHEREAS,	the parties hereto desire to set forth the terms of their relationship in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties do hereby mutually agree as follows:

1.	The Consulting Services

1.1.	As of March 15th, 2019 (the “Commencement Date”), the Consultant has been and shall provide the Company and its affiliates and/or related companies (including its parent companies) within and outside of Israel with such services are more fully described on Exhibit A (the: “Consulting Services").

1.2.	During the term of this Agreement and unless otherwise agreed by the Company in writing and in its sole discretion, the Consulting Services shall be provided solely by the Consultant's employee, Dr. Mordechai (Moti) Geva (the "Individual") and the Consultant represents, warrants and undertakes that the Consultant's obligations hereunder and the representations, warranties and undertakings set forth in this Agreement shall apply to the Individual as well.

1.3.	The Consultant undertakes to procure that the Individual shall devote his best abilities and efforts and his full business time and efforts exclusively to the performance of the Consulting Services on behalf of the Consultant, and he shall not engage, whether as an employee, independent contractor, or otherwise, in any business, commercial or professional activities, whether or not for compensation, during the term of this Agreement, including after work hours, on weekends, or during vacation time, without the prior written consent of the Company.

1.4.	The Consultant is fully responsible and liable for the performance of the Consulting Services by the Individual.

1.5.	The Consultant shall report to the CITTA, Inc CEO or to any party designated by the Company’s Board of Director with respect to all matters relating to the Consulting Services ("EYME General Manager").

1.6.	In carrying out Consulting Services, Consultant shall not use or disclose to the Company any proprietary or confidential information belonging to any third party.

1.7.	This Agreement shall not be construed as limiting the Company's right to engage any other consultants, including to perform services similar to the Consulting Services, without informing or involving the Consultant or the Individual. The Company conducts business activities on an ongoing basis and uses multiple contractors, such as the Consultant, in accordance with its business needs. The engagement contemplated under this Agreement is on a non-exclusive basis.

2.	Representations and Warranties

2.1.	The Consultant declares and confirms that according to the Individual's request the Company has engaged the Consultant as an independent contractor under this Agreement, due to the Individual's request. The Consultant further declares that the Individual is not interested in providing the Services hereunder as an employee of the Company, but that the Individual desires to provide the Consulting Services through the Consultant as an independent contractor.

2.2.	The Consultant and the Individual shall inform the Company, immediately upon becoming aware, of every matter in which the Consultant or the Individual have a personal interest and which might give rise to a conflict of interest with their duties under the terms of this Agreement.

2.3.	The Consultant undertakes that neither the Consultant nor the Individual shall receive any payment and/or benefit from any third party, directly or indirectly in connection with the engagement by the Company. In the event the Consultant and/or the Individual breaches this sub-section, without derogating from any of the Company’s rights by law or contract, such benefit or payment shall become the sole property of the Company, and the Company may set-off such amount from any sums due to the Consultant.

2.4.	The Consultant undertakes that it shall and it shall procure that the Individual will use the Company’s equipment and facilities only for the purpose of the Consulting Services.

2.5.	The Consultant shall comply with the provisions of all applicable laws, ordinances, regulations and codes that may apply to this Agreement as well as Company policies (including global policies) that are related to the Consulting Services and shall procure the Individual's compliance with the foregoing.

3.	Consulting Fees

3.1.	Subject to the fulfillment of the Consultant and the Individual tasks and obligations under this Agreement, the Company shall pay the Consultant a gross monthly fee equal of NIS 64,800 plus VAT (the “Fee”).

3.2.	The Company shall reimburse the Consultant or Individual for reasonable expenses incurred by the Consultant in the course of providing the Consulting Services, provided that such expenses have been previously approved in writing by the Company.

3.3.	All payments shall be made against proper invoices in accordance with applicable law and shall include V.A.T., if required by law, which shall be added to the amounts set forth above.

3.4.	The Company shall, at all times, be entitled to withhold and deduct or make payments to any governmental authority with respect to any tax liability from any payment made to the Consultant under this Agreement, and each such withheld amount shall be considered as paid to the Consultant as part of the compensation, under this Agreement.

3.5.	An invoice shall be provided by the Consultant to the Company no later than the 10th day of the following month. Each invoice shall include an individual invoice date and a reference to this Agreement and will include expenses incurred by the Consultant during such month, together with a copy of invoices and proper documentation. Payment for each month shall be made within 10 days of the invoice date.

3.6.	The Consultant confirms that the consideration set forth in this Section 3 constitutes the Company’s entire obligation towards the Consultant (and the Individual) in connection with the Consulting Services, and Consultant (and the Individual) shall not be entitled to any other remuneration or payment whatsoever.

3.7.	Consultant shall be solely responsible and liable for all payments required to be made to the Individual in relation to the Consulting Services set to be provided hereunder and any other services provided by the Individual to the Company, including without limitation, social security, national insurance, health insurance (private or national), income tax withholdings, managers' insurance and any other social benefits or payments. The Consultant acknowledges and agrees that as a service provider to the Company Consultant is not entitled to receive from the Company any social benefits (including without limitation, paid vacation days, paid sick leave, severance payments, pension funds, etc.) in connection with this Agreement. The Consultant acknowledges and agrees that Consultant is solely responsible and liable to pay Consultant's employees' salaries (including the Individual's) and any additional social benefits to which Consultant or its employees (including the Individual) may be entitled under applicable law.

4.	Status of Parties

4.1.	The Consultant is an independent contractor and has elected to provide the Consulting Services to the Company as an independent contractor. Nothing in this Agreement shall be interpreted or construed as creating or establishing any partnership, joint venture, employment relationship, franchise or agency or any other similar relationship between the Company and the Consultant or between the Company and the Individual and neither party shall be held liable for the debts or obligations of the other.

4.2.	The parties hereby deny and waive any demand, claim and/or allegation that an employment relationship of any kind has resulted from this Agreement or from the rendering of the Consulting Services.

4.3.	In the event that, notwithstanding the aforesaid, and despite Consultant’s express declarations set forth in Section 2.1 and the Individual's affirmation at the end of this Agreement, Consultant and/or the Individual and/or any third party on such party's behalf shall claim, and/or a judicial authority shall determine, that an employer-employee relationship existed between the Company and Consultant and/or the Individual, then the following provisions shall apply:

(a)            For the period as to which it is claimed and/or determined that an employer-employee relationship existed between the Company, on the one hand, and Consultant and/or the Individual, on the other hand (the “Relevant Period”), Consultant’s total monthly Fees shall be that sum which is equal to 55% of the monthly Fee actually received by the Consultant during the Relevant Period (the “Revised Monthly Fee”).

(b)            This Revised Monthly Fee shall be deemed to cover all of the Company's obligations of whatever origin in connection with such employment relationship between the Company, on the one hand, and the Consultant and/or the Individual on the other hand.

(c)            In view thereof, an accounting shall be conducted between the parties, and Consultant shall return and pay to the Company all amounts paid to it in excess of the Revised Monthly Fee for the Relevant Period (45% of the Fees received during the Relevant Period), together with linkage differentials and interest from the date of payment of each amount by the Company to the Consultant and up to the date upon which the actual return and payment of the funds is made by the Consultant, subject and based on the Consumer Price Indices known at the relevant dates.

4.4.	In the event the Company is demanded and/or obligated, to pay the Consultant and/or the Individual, any amount, or give the Consultant and/or the Individual or any third party any right, deriving from the existence of employer-employee relationship between the Consultant and/or the Individual and the Company, the Consultant shall indemnify the Company for any and all costs, liabilities and expenses it may have in connection with such demand and/or obligation, including the economic value of such right and including legal expenses.

4.5.	On the basis of its status as an independent contractor, the Consultant will file and be liable for its own tax reports including all income, social security and other taxes due and owing for the consideration received by it under this Agreement. The Consultant shall be solely responsible for, and shall pay, such taxes in accordance with all applicable laws.

5.	Term of the Agreement

5.1.	This Agreement shall commence on the Commencement Date and shall continue until terminated by either party as set forth below.

5.2.	Each party may terminate this Agreement, with or without cause at any time upon 60 days advance written notice to the other party (herein: the “Notice Period” and “Termination Notice”, respectively).

5.3.	The Consultant shall, during the Notice Period, continue to provide the Consulting Services to the Company. For the avoidance of doubt, the Consultant’s entitlement to any remuneration for the Notice Period or part of it, under this Section 5.3, shall be subject to an existing preapproved order of Consulting Services and to the Consultant’s ongoing cooperation with the Company and fulfillment of any duty reasonably required of him during such period.

5.4.	Notwithstanding anything to the contrary, in the event of a Justifiable Cause (as defined below and subject to any applicable law), the Company shall be entitled to terminate this Agreement immediately without the Notice Period and this Agreement and the relationship shall be deemed effectively terminated as of the time of delivery of such notice and Consultant shall not be entitled to any further remuneration from the Company. The term "Justifiable Cause" shall mean (a) insolvency, dissolution or liquidation proceedings are instituted by or against the Consultant; (b) the Consultant's involvement with an act which constitutes a breach of the Company’s trust including but not limited to: fraud, misappropriation, embezzlement, theft from the Company, or other acts of material dishonesty against the Company (or any parent or subsidiary thereof); (c) the Consultant's material breach of the terms and conditions of this Agreement including but not limited to willful breach of its confidentiality duties. A material breach will include, but not be limited to, a breach of the following sections: 2 (Representations and Warranties), 4 (Status of Parties), and 8 (Confidentiality, Non-Compete and IP Assignment).

5.5.	Upon termination of this Agreement for any reason whatsoever, and before the Company pays the Consultant the final payment, the Consultant undertakes: (1) to return to the Company all documents, drawings, magnetic media, letters, reports and all other documents belonging to the Company and/ or related to the Company’s activities and/or to the Consulting Services; and to return any equipment and/or other property of the Company; (2) to erase, at the Company’s offices and in the presence of the Company’s representative and upon scheduling in advance with the Company, all information relating to the Company or its activities which exists in the Consultant’s or Individual's personal computer(s); (3) to assist in the transferring of the position, matters and documents under the Consultant’s supervision to whomever the Company shall determine. If the Company’s equipment shall be returned damaged, the Company shall have the right to set off the costs of such damages from the payment due to the Consultant (4) to confirm in writing to the Company that the Consultant preformed the above mentioned in Subsections (1) and (2).

6.	D&O Insurance

The Company shall include the Individual in its D&O insurance to the extent applicable.

7.	Confidentiality, Non-Competition and Intellectual Property Assignment

7.1.	The Consultant acknowledges that it and the Individual will be exposed to confidential information related to the Company in connection with the Consulting Services and this Agreement. Therefore, upon execution of this Agreement, the Consultant shall execute the Confidentiality, Non-Competition and Intellectual Property Assignment Agreement in the form attached hereto as Exhibit B, which is an integral part of this Agreement.

7.2.	In addition, the Consultant undertakes that the Individual will also sign and execute the Confidentiality, Non-Competition and Intellectual Property Assignment Agreement in the form attached hereto as Exhibit C.

8.	General

8.1.	Governing Law and Venue. This Agreement shall be interpreted and construed in accordance with the laws of the State of Israel without regard to conflict of law principles thereof. The parties submit to the exclusive jurisdiction of the competent courts of Tel Aviv-Jaffa in any dispute related to this Agreement.

8.2.	Assignment. The Consultant may not assign any of its rights and obligations hereunder without the prior written consent of the Company. The Company may assign this Agreement to a subsidiary, affiliate or parent company of the Company or to a purchaser of all or part of the Company’s assets or shares.

8.3.	Waiver. Either party's failure at any time to require strict compliance by the other party of the provisions of this Agreement shall not diminish such party's right thereafter to demand strict compliance therewith or with any other provision. Waiver of any particular default shall not waive any other default.

8.4.	Representation Conflict Waiver. The Parties further consent and confirm that this Agreement was provided by Pearl Cohen Zedek Latzer Baratz (“Pearl Cohen”), counsel for the Company and for Consultant, at the request of the Company and the Consultant. Under applicable rules of professional conduct, a law firm owes each of its clients a duty of loyalty, which would normally preclude any attorney within the firm from undertaking a representation adverse to any client of the firm without the affected client’s informed consent. Other rules generally prohibit a firm from undertaking any representation involving an actual or potential conflict of interest without the informed consent of all affected parties. Such a situation exists whenever a firm represents two clients simultaneously in a situation in which their interests are actually or potentially adverse. The conflict of interest, and the need for informed consent, exist no matter how cordial the business relationship between the two parties currently is or is anticipated to be, and no matter how non-controversial the transactions contemplated hereunder are anticipated to be. The conflict of interest, and the need for informed consent, exist even where different “client teams” within the firm act on behalf of each client and an “ethical screen” is erected between the client teams that prohibits the sharing of either client’s confidences with the members of the other client’s team. By giving the consent requested in this letter, the Parties are, in effect, waiving that kind of zealous representation of the Parties’ individual and conflicting interests with respect to the transactions contemplated hereby. The Parties hereby agree that each Party has been advised to obtain independent legal counsel with respect to this Agreement and the transactions related thereto.

8.5.	Severability. In the event that any provision of this Agreement shall be deemed unlawful or otherwise unenforceable, such provision shall be severed from this Agreement and the balance of the Agreement shall continue in full force and effect.

8.6.	Entire Agreement. This Agreement, together with its Exhibits, contains and sets forth the entire agreement and understanding between the parties with respect to the subject matter contained herein, and it supersedes all prior discussions, agreements, representations and understandings in this regard. If there is a conflict in terms between this base Agreement and the Exhibit, the terms of this Agreement shall prevail.

8.7.	Modification. This Agreement shall not be modified except by an instrument in writing signed by both parties.

8.8.	Headings. The captions contained herein are for the convenience of the parties only and shall not affect the construction or interpretation of any provision hereof.

8.9.	Notices. All notices, requests, reports, consents and other communications hereunder shall be in writing, and shall be delivered either (i) by hand, (ii) by e-mail, with a written acknowledgement of the recipient, (iii) by courier, or (iv) by registered mail, return receipt requested. Until changed by a written notice given by either party to the other party, the addresses of the parties shall be as set herein.

8.10.	Use of Company Intellectual Property. Consultant may not use the Company's or its affiliates or parent company's trademarks or trade names, or refer to this Agreement or its services, in connection with any product, promotion or publication, without the Company's prior written approval.

8.11.	Survival. The following terms shall survive the termination or expiration of this Agreement: Section 2 (Representations and Warranties); Section 4 (Status of Parties); Section 6 (Indemnification); Section 8 (Confidentiality, Non Compete and Intellectual Property Assignment); Section 9 (General), Exhibit B (Confidentiality, Non-Competition and Intellectual Property Assignment Agreement) and Exhibit C (Confidentiality, Non-Competition and Intellectual Property Assignment Agreement – Service Provider).

8.12.	Efforts. The parties will execute and deliver such other instruments and take such other steps as may be necessary to effectuate fully all of the provisions hereof.

8.13.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same Agreement.

8.14.	Force Majeure. Neither party shall be held responsible for any delay or failure in performance hereunder caused in whole or in part by fires, strikes, floods, embargos, labor disputes, delays or failures of subcontractors, acts of sabotage, riots, accidents, delays of carriers or suppliers, voluntary or mandatory compliance with any governmental act, regulation or request, acts of God or public enemy, war, acts of omissions or other causes beyond the parties’ respective control or without the fault or negligence of any party, provided. provided, however, that if such delay or failure in performance continues for a period exceeding 60 consecutive days, either party may terminate this Agreement without further obligation to the other party.

In witness whereof, the duly authorized representatives of the Company and the Consultant have executed this Agreement as of the date stated below.

EYME Technologies Ltd.	Keystone Systems Ltd.

By:	/s/ Yaron Eitan	By:	/s/ Moti Geva
Title:	Yaron Eitan	Title:	CEO

Individual Undertaking and Affirmation

The undersigned Individual hereby agrees to all the terms and provisions of this Agreement and undertakes to comply with every undertaking and covenants of the Consultant specified herein and agrees that he will be the sole provider of the Consulting Services. In addition, the Individual hereby guarantees the performance of all the undertakings of the Consultant hereunder and confirms the accuracy of all the representations made by the Consultant hereunder. The undersigned Individual hereby affirms that and confirms that according to the undersigned's request, the Company has engaged the Consultant as an independent contractor under this Agreement, due to the undersigned Individual's request. The undersigned Individual further declares that he is not interested in providing the Services hereunder as an employee of the Company, but that the undersigned Individual desires to provide the Consulting Services through the Consultant as an independent contractor, due to his request and tax considerations.

Dr. Mordechai (Moti) Geva
ID No. 040115669

Exhibit A

Description of Consulting Services

Co-Founder, Chief Technology Officer, and GM of Israel Office

Consultant shall be responsible of management of technical team and technical infrastructure

Exhibit B

Confidentiality, Non-Competition and Intellectual Property Assignment

Agreement

The undersigned, Keystone Systems Ltd. (hereinafter: “Consultant”), hereby declares towards (i) EYME Technologies Ltd. (the "Company") and towards (ii) its present and future parent companies, subsidiaries and affiliates and successors (All of the aforementioned entities shall be referred to collectively as the “Company’s Entities”), in Israel and abroad that it is aware that during the period of providing consulting services to the Company, Confidential Information (as hereinafter defined) shall be revealed to it and/or shall reach its knowledge, and that it is aware that the Confidential Information is one of the main and most essential assets of the Company and therefore it declares and undertakes as follows:

1.	Confidentiality

1.1.	The Consultant will regard and retain as confidential and will not divulge to any third party, or use for any unauthorized purposes either during or after the term of my service with the Company, any Confidential Information, as defined below, that the Consultant has acquired during its service or in connection with its service or contacts with the Company’s Entities, without the written approval consent of an authorized representative of the Company.

1.2.	The Consultant will not use the Company's Confidential Information for any purpose whatsoever other than the performance of the services on behalf of the Company. Without limiting the scope of this duty, the Consultant shall only use the Confidential Information for the benefit of the Company, and only to the extent required for the performance of the services and may not disclose the Confidential Information to any other third party who is not performing the service.

1.3.	All Confidential Information remains the property of the Company and no license or other rights in the Confidential Information is granted hereby.

2.	Confidential Information

2.1.	"Confidential Information" shall include, but will not be limited to, information regarding research and development related to actual or anticipated products, inventions, whether patentable or non-patentable, discoveries, innovations, designs, drawings, sketches, diagrams, formulas, computer files, computer programs, hardware, software or other products, product definitions, product research, manuals, selection processes, data, methods of manufacture, planning processes, trade secrets, business secrets, business plans, copyrights, proprietary information, customer lists, names of clients, list of suppliers, marketing plans, strategies, forecasts, business forecasts, processes, finances, costing, sales, prices, terms of payment, formulae, know-how, improvements and techniques and any other data related to the business or affairs of the Company's Entities and/or its clients, including clients with whom the Company is negotiating.

2.2.	Confidential Information shall not include information that (i) has become part of public knowledge other than as a result of a breach of this undertaking; (ii) was already in the Consultant's possession at the time of disclosure, as shown by my written documents dated prior to the disclosure; or (iii) is rightfully received by the Consultant from a third party without a duty of confidentiality, as shown by the Consultant in written documents. The Consultant shall have the burden of proof establishing that any or more of these exceptions applies.

2.3.	The Consultant undertakes to notify, disclose and bring to the Company’s knowledge any information coming to the Consultant's knowledge in any way, including information being the product of any idea or development of the Consultant.

3.	Return of Confidential Information

All materials including, but not limited to, documents, notes, memoranda, records, diagrams, blueprints, bulletins, formulas, reports, computer programs, and any other material of any kind and in any form, coming into the Consultant's possession or prepared by the Consultant in connection with its service, are the exclusive property of the Company (hereinafter the "Documents"). The Consultant agrees to return to the Company all such Documents upon termination of its service, unless the Consultant acquires the Company’s specific written consent to release any such Document.

4.	Ownership Rights

4.1.	The Consultant agrees that the Confidential Information and all memoranda, books, notes, records, charts, formula, specifications, presentations, lists, drafts, patent applications and other documents, as well as any inventions, improvements, mask works, discoveries or works, whether or not capable of being patented or copyrighted, and any and all derivatives related thereto (together "Work Products"), which the Consultant may conceive, make, develop, author, or work on, in whole or in part, independently or jointly with others during the term of the Consultant's service with the Company or following its service with the Company, which are either (i) related to the Company’s Entities’ business or actual or demonstrably anticipated research or development; (ii) resulting directly or indirectly from any service the Consultant performed for the Company; or (iii) developed in whole or in part on the Company’s time or with the use of any Company’s equipment, supplies, facilities, or trade secret, are and shall be the Company’s sole and exclusive property.

4.2.	Furthermore, without additional compensation or consideration, the Consultant hereby assigns and will in the future assign to the Company, without any consideration compensation or right to royalty, any right, title and interest the Consultant may have worldwide in such Work Products and any copyrights, patents, mask work rights or other intellectual property rights, including the Moral Right, insofar as the Consultant has or shall have such rights and any and all derivatives relating thereto and the Consultant shall provide any assistance required by the Company to perfect such protection. "Moral Rights" mean any rights of paternity or integrity, any right to claim authorship of an invention, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any invention, whether or not such would be prejudicial to her honor or reputation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right”.

4.3.	The Consultant hereby confirms that its employment agreements with its personnel includes full consideration for patents in accordance with section 134 of the Patents Law – 1967 (hereinafter: the “Patents Law”) for all the Work Products which were performed by them during the period of providing the services including also for any service invention, as this term is defined in the Patents Law, and in no case shall the Consultant or any of its personnel own a service invention and or any Work Products, and Consultant shall not be entitled to royalties and/or to other payments or consideration beside the consideration agreed to under the Consulting Agreement for or in respect of the service invention and/or in respect of the Work Products and/or in respect of the commercial use of the service invention or Work Products.

5.	Disclosure of Inventions

The Consultant will promptly disclose and describe to the Company all the Work Products which the Consultant may conceive, make, reduce to practice, develop, author, or work on, in whole or in part, independently, or jointly with others, during the period of the Consultant's service with the Company, which either; (i) relate to the Company’s Entities’ business or actual or demonstrably anticipated research or development; (ii) are developed in whole or in part on the Company's time or with the use of any of the Company's equipment, supplies, facilities or trade secret information, or (iii) result directly or indirectly from any work the Consultant performed for the Company.

6.	Consultant’s Assistance

The Consultant will, at the Company’s expense, assist in preparation and registration of patents and any other intellectual property right in favor of the Company, in any jurisdiction deemed appropriate by the Company. Such assistance shall include, without limitation, the preparation of documents, drawings and other data and execution of assignments, applications and other forms. The Consultant agrees to perform this obligation during and after its service with the Company. In order to give full effect to this section the Consultant hereby irrevocably appoint the Company (and its representatives) as the Consultant's attorney in fact, authorized in its name and on its behalf to execute all such documents.

7.	Non-Competition

7.1.	During the term of the Consultant's service with the Company and for a period of 12 months after the termination of the Consultant's service with the Company by any side and for any reason, the Consultant will not either alone or jointly with others or as an agent, consultant or employee of any person, firm or company, carry on or engage in any activity or business which shall be in competition with the business of the Company’s Entities (hereinafter "Competing Entities").

7.2.	Without derogating from the generality of the above, for the purpose of this Agreement, Competing Entities shall include any person or entity that are engaged in development, services, production, or commercial activities similar to those of the Company's Entities.

8.	Non-Solicitation

During the term of the Consultant service with the Company and thereafter for a period of 24 months, the Consultant will not solicit or encourage or cause others to solicit or encourage any employees of the Company’s Entities to terminate their employment with the Company's Entities, and the Consultant will not assist any employee of the Company’s Entities to engage with any Competing Entities.

9.	No Conflicting Obligations

The Consultant will not disclose to the Company any proprietary or confidential information belonging to any third party, including any prior or current employer or contractor, unless the Consultant has first received the written approval of that third party and present it to the Company. The Consultant undertakes not to perform any activity related to its service with the Company on the premises of any third party, or while using any equipment or materials that belong to any such third party, unless instructed to do so by the Company.

10.	Third Party Information

The Consultant recognizes that the Company has received and will in the future receive from third parties their confidential or proprietary information, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Consultant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out its services for the Company, consistent with the Company’s agreement with such third party.

11.	Breach of Obligation

11.1.	The Consultant is aware that a breach of any of the obligations under this Agreement will cause the Company or the Company’s Entities’ serious and irreparable harm, to which no monetary compensation can be an appropriate remedy. Therefore, the Consultant agrees that if such a breach occurs, the Company shall be entitled, without prejudice, to take all legal means necessary, including any injunctive relief, to restrain any continuation or further breach of this Agreement..

12.	Assignment

This Agreement may be assigned by the Company. The Consultant may not assign or delegate its obligations under this Agreement, without the Company's prior written approval.

13.	Governing Law

This Agreement shall be construed under the laws of the State of Israel without regard to conflict of law provisions thereof. The parties submit to the exclusive jurisdiction of the competent courts of Tel Aviv-Jaffa in any dispute related to this Agreement.

14.	Survival

Unless specifically limited under the provisions in this Agreement, the Consultant's obligations under this Agreement shall remain in full force during its service with the Company and following the termination, for any reason, of the Consultant service with the Company.

15.	Condition to Engagement

The Consultant acknowledges that the execution of this Agreement is a condition to the Company's engagement with it and the disclosure of any Confidential Information.

Signature:	/s/ Moti Geva
Name:	/s/ Moti GEva

Exhibit C

Confidentiality, Non-Competition and Intellectual Property Assignment

Agreement- Service Provider

I, Dr. Mordechai (Moti) Geva (ID 040115669) aware that during the period of providing Consulting Services through Keystone Systems Ltd. to EYME Technologies Ltd. (the “Company”), Confidential Information (as hereinafter defined) shall be revealed to me and/or shall come to my knowledge, and since it has been clarified to me that such information is among the Company’s main and most vital assets, I, hereby declare and undertake toward (i) the Company and (ii) its present and future parent companies, subsidiaries and affiliates and successors (All of the aforementioned entities shall be referred to collectively as the “Company’s Entities”), as follows:

1.	Confidentiality

1.1.	I will regard and retain as confidential and will not divulge to any third party, or use for any unauthorized purposes either during or after the term of my service with the Company, any Confidential Information, as defined below, that I have acquired during my service or in connection with my service or contacts with the Company’s Entities, without the written approval consent of an authorized representative of the Company.

1.2.	I will not use the Company's Confidential Information for any purpose whatsoever other than the performance of the services on behalf of the Company. Without limiting the scope of this duty, I shall only use the Confidential Information for the benefit of the Company, and only to the extent required for the performance of the services and may not disclose the Confidential Information to any other third party who is not performing the service. Without limiting the scope of this duty, I shall not design or manufacture or develop any products, which incorporate any Confidential Information.

1.3.	All Confidential Information remains the property of the Company and no license or other rights in the Confidential Information is granted hereby.

2.	Confidential Information

2.1.	"Confidential Information" shall include, but will not be limited to, information regarding research and development related to actual or anticipated products, inventions, whether patentable or non-patentable, discoveries, innovations, designs, drawings, sketches, diagrams, formulas, computer files, computer programs, hardware, software or other products, product definitions, product research, manuals, selection processes, data, methods of manufacture, planning processes, trade secrets, business secrets, business plans, copyrights, proprietary information, customer lists, names of clients, list of suppliers, marketing plans, strategies, forecasts, business forecasts, processes, finances, costing, sales, prices, terms of payment, formulae, know-how, improvements and techniques and any other data related to the business or affairs of the Company's Entities and/or its clients, including clients with whom the Company is negotiating.

2.2.	Confidential Information shall not include information that (i) has become part of public knowledge other than as a result of a breach of this undertaking; (ii) was already in my possession at the time of disclosure, as shown by my written documents dated prior to the disclosure; or (iii) is rightfully received by me from a third party without a duty of confidentiality, as shown by me in written documents. I shall have the burden of proof establishing that any or more of these exceptions applies.

2.3.	I undertake to notify, disclose and bring to the Company’s knowledge any information coming to my knowledge in any way, including information being the product of any idea or development of mine.

3.	Return of Confidential Information

All materials including, but not limited to, documents, notes, memoranda, records, diagrams, blueprints, bulletins, formulas, reports, computer programs, and any other material of any kind and in any form, coming into my possession or prepared by me in connection with my service, are the exclusive property of the Company (hereinafter the "Documents"). I agree to return to the Company all such Documents upon termination of my service, unless I acquire the Company’s specific written consent to release any such Document.

4.	Ownership Rights

4.1.	I agree that the Confidential Information and all memoranda, books, notes, records, charts, formula, specifications, presentations, lists, drafts, patent applications and other documents, as well as any inventions, improvements, mask works, discoveries or works, whether or not capable of being patented or copyrighted, and any and all derivatives related thereto (together "Work Products"), which I may conceive, make, develop, author, or work on, in whole or in part, independently or jointly with others during the term of my service with the Company or following my service with the Company, which are either (i) related to the Company’s Entities’ business or actual or demonstrably anticipated research or development; (ii) resulting directly or indirectly from any service I performed for the Company; or (iii) developed in whole or in part on the Company’s time or with the use of any Company’s equipment, supplies, facilities, or trade secret, are and shall be the Company’s sole and exclusive property.

4.2.	Furthermore, without additional compensation or consideration, I hereby assign and will in the future assign to the Company, without any consideration compensation or right to royalty, any right, title and interest I may have worldwide in such Work Products and any copyrights, patents, mask work rights or other intellectual property rights, including the Moral Right, insofar as I have or I shall have such rights and any and all derivatives relating thereto and I shall provide any assistance required by the Company to perfect such protection. "Moral Rights" mean any rights of paternity or integrity, any right to claim authorship of an invention, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any invention, whether or not such would be prejudicial to her honor or reputation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right”.

4.3.	I hereby confirm that in my employment agreement with Keystone Systems Ltd., I agreed that my salary shall constitute full consideration in accordance with section 134 of the Patents Law – 1967 (hereinafter: the “Patents Law”) for all the Work Products which were performed by me during the period of providing the services including also for any service patent as this term is defined in the Patents Law, and in no case shall I own a service invention and/or any Work Product and I shall not be entitled to royalties and/or to other payments or consideration beside my salary for or in respect with the service invention and/or in respect to the Work Products and/or in respect to the commercial use of the service invention and/or the Work Products.

5.	Disclosure of Inventions

I will promptly disclose and describe to the Company all the Work Products which I may conceive, make, reduce to practice, develop, author, or work on, in whole or in part, independently, or jointly with others, during the period of my service with the Company, which either; (i) relate to the Company’s Entities’ business or actual or demonstrably anticipated research or development; (ii) are developed in whole or in part on the Company's time or with the use of any of the Company's equipment, supplies, facilities or trade secret information, or (iii) result directly or indirectly from any work I performed for the Company.

6.	Consultant’s Assistance

I will, at the Company’s expense, assist in preparation and registration of patents and any other intellectual property right in favor of the Company, in any jurisdiction deemed appropriate by the Company. Such assistance shall include, without limitation, the preparation of documents, drawings and other data and execution of assignments, applications and other forms. I agree to perform this obligation during and after my service with the Company. In order to give full effect to this section I hereby irrevocably appoint the Company (and its representatives) as my attorney in fact, authorized in my name and on my behalf to execute all such documents.

7.	Non-Competition

7.1.	During the term of my service with the Company and for a period of 12 months after the termination of my service with the Company by any side and for any reason, I will not either alone or jointly with others or as an agent, consultant or employee of any person, firm or company, carry on or engage in any activity or business which shall be in competition with the business of the Company’s Entities (hereinafter "Competing Entities").

7.2.	Without derogating from the generality of the above, for the purpose of this Agreement, Competing Entities shall include any person or entity that are engaged in development, services, production, or commercial activities similar to those of the Company's Entities.

8.	Non-Solicitation

During the term of my service with the Company and thereafter for a period of 12 months, I will not solicit or encourage or cause others to solicit or encourage any employees of the Company’s Entities to terminate their employment with the Company's Entities, and I will not assist any employee of the Company’s Entities to engage with any Competing Entities.

9.	No Conflicting Obligations

I will not disclose to the Company any proprietary or confidential information belonging to any third party, including any prior or current employer or contractor, unless I have first received the written approval of that third party and present it to the Company. I undertake not to perform any activity related to my service with the Company on the premises of any third party, or while using any equipment or materials that belong to any such third party, unless instructed to do so by the Company.

10.	Third Party Information

I recognize that the Company has received and will in the future receive from third parties their confidential or proprietary information, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out my services for the Company, consistent with the Company’s agreement with such third party.

11.	Breach of Obligation

I am aware that a breach of any of the obligations under this Agreement will cause the Company or the Company’s Entities’ serious and irreparable harm, to which no monetary compensation can be an appropriate remedy. Therefore, I agree that if such a breach occurs, the Company shall be entitled, without prejudice, to take all legal means necessary, including any injunctive relief, to restrain any continuation or further breach of this Agreement.

12.	Assignment

This Agreement may be assigned by the Company. I may not assign or delegate my obligations under this Agreement, without the Company's prior written approval.

13.	Governing Law

This Agreement shall be construed under the laws of the State of Israel without regard to conflict of law principles. The parties submit to the exclusive jurisdiction of the competent courts of Tel Aviv-Jaffa in any dispute related to this Agreement.

14.	Survival

Unless specifically limited under the provisions in this Agreement, my obligations under this Agreement shall remain in full force during my service with the Company and following the termination, for any reason, of my service with the Company.

15.	Condition to Engagement

I acknowledge that the execution of this Agreement is a condition to the Company's engagement with me and the disclosure of any Confidential Information.

Signature:	/s/ Moti Geva
Name:	Dr. Mordechai (Moti) Geva